Exhibit 99.1

Press Release

Release Date: January 28, 2016	Contact:	Joseph R. Corrato -
at 5:30 p.m. EST		President/CEO
Jack E. Rothkopf -
Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2016
RESULTS

Philadelphia, Pennsylvania (January 28, 2016) – Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), today reported net income of $413,000, or $0.05 per diluted share, for the quarter ended December 31, 2015 as compared to $471,000 or $0.05 per diluted share, for the comparable period in 2014.  The modestly higher net income experienced for the three month period ended December 31, 2014 as compared to the same period in 2015 was primarily due to recording a $138,000 gain on the sale of a SBA loan, partially offset by a $75,000 provision during the three month period ended December 31, 2014, both of which were not applicable to the 2015 period.

Joseph R. Corrato, President and Chief Executive Officer stated "Although I am pleased with the initial results from the first full quarter of operations after implementing our cost reduction strategies, we must also be diligent in our efforts to seek new forms of revenue to further improve our financial performance. This is being accomplished by the diversification and enhancement of our current deposit and loan products, improved electronic delivery channels, investment leverage strategies and the offering of wealth management services through our newly established relationship with Raymond James Investment Services. Prudent capital management, while improving shareholder value remains our primary mission."

At December 31, 2015, the Company had total assets of $522.8 million, as compared to $487.2 million at September 30, 2015, an increase of 7.3%. The primary reasons for the $35.6 million increase in assets was a $40.8 million increase in available-for-sale ("AFS") investment securities, of which $35.0 million was a part of an investment leverage strategy implemented in the first quarter of fiscal 2016, combined with a $9.2 million increase in net loans. These increases were partially offset by a reduction in cash and cash equivalents and held-to-maturity ("HTM") investment securities of $5.5 million and $10.6 million, respectively. The reduction in cash and cash equivalents reflected the use of such funds to purchase AFS investment securities while the reduction in HTM investment securities was due to calls and principal payments.

Total liabilities increased to $406.8 million at December 31, 2015 from $370.1 million at September 30, 2015. The $36.7 million increase in total liabilities was primarily due to the $31.9 million increase in FHLB borrowings used to fund the purchase of AFS securities pursuant to the Company's investment leverage strategy implemented during the first quarter of fiscal 2016 along with an increase in deposits of approximately $5.5 million.

Total stockholders' equity decreased by $1.1 million to $115.9 million at December 31, 2015 from $117.0 million at September 30, 2015. The decrease was primarily due to the repurchase of common stock during the quarter pursuant to the Company's previously announced stock repurchase program at an aggregate cost of $865,000,  partially offset by net income of $413,000 less cash dividends paid during the quarter in the amount of $231,000.  In addition, the Company's tax-adjusted unrealized gain and loss on AFS investment securities declined from an unrealized net gain of $18,000 at September 30, 2015 to an unrealized net loss of $764,000 as of December 31, 2015 as a result of an increase in market rates.

For the three months ended December 31, 2015, net interest income decreased $83,000 to $3.3 million as compared to the same period in fiscal 2014. The decrease reflected an $184,000 or 4.3% decrease in interest income, partially offset by a $101,000 or 11.2% decrease in interest paid on deposits and borrowings. The decrease in net interest income in the first quarter of fiscal 2016 resulted primarily from a decrease of $25.9 million in the average balance of interest-earning assets from the comparable period in fiscal 2015 partially offset by an increase of three basis points in the weighted average yield on interest-earning assets during the quarter ended December 31, 2015.  During the three month period ended December 31, 2015, the Company used cash and cash equivalents to fund its stock repurchase program as well as the outflow of higher costing deposits. The weighted average yield on loans decreased 11 basis points to 3.85% for the three month period ended December 31, 2015, compared to 3.96% for the same period in 2014, primarily due to a decline in the average balance with a higher yield. The yield on investment securities decreased 12 basis points to 2.58 % for the three month period ended December 31, 2015, compared to 2.70 % for the same period in 2014, primarily due to the purchase of $35.0 million of securities bearing lower current market yields purchased towards the end of the quarter in connection with the implementation of the investment leverage strategy funded with FHLB advances. The decrease in interest expense for the quarter ended December 31, 2015 resulted primarily from an $8.5 million decrease in the average balance of total interest bearing-liabilities compared to the same period in fiscal 2015 as the Company allowed the run-off of higher costing certificates of deposit.  Also contributing to the decrease was an eight basis point decrease in the weighted average cost of interest-bearing liabilities to 0.84% for the three months ended December 31, 2015 as compared to the same period in 2014.  The decrease reflected a reduction in rates paid on our core deposits combined with our asset-liability strategy of continuing to allow higher costing certificate of deposit to runoff. During the three months ended December 31, 2015 the Company obtained advances from the FHLB of Pittsburgh to fund purchases of AFS investment securities as part of an investment leverage strategy.

For the three months ended December 31, 2015, the net interest margin was 2.70% compared to 2.62% for the same period in fiscal 2015.  The increase for the three months ended December 31, 2015 was primarily due to combination of an increase of three basis points in the yield earned on the average balance of interest-earning assets resulting from the redeployment of cash and cash equivalents into higher yielding interest-earning assets combined with the eight basis point decrease in the weighted average cost of interest-bearing liabilities.

The Company determined that a provision for loan losses was not necessary for the three months ended December 31, 2015, compared to the $75,000 provision recorded during the same period in 2014.  During the first quarter of fiscal 2106, the Company recorded a charge-off in the amount of $11,000 related to a single-family residential mortgage loan; there were no recoveries experienced during the quarter.  The Company believes that the allowance for loan losses at December 31, 2015 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

At December 31, 2015, the Company's non-performing assets totaled $14.3 million or 2.8% of total assets as compared to $14.8 million or 3.0% of total assets at September 30, 2015. The decrease was primarily due to the sale of the Company's sole OREO property during the current quarter for a gain of $58,000. Non-performing loans at December 31, 2015 consisted of five construction loans aggregating $9.3 million, 13 one-to four-family residential mortgage loans aggregating $2.0 million, one single-family residential investment property loan totaling $1.4 million and three commercial real estate loans aggregating $1.5 million. The majority of the Company's non-performing assets relate to the Company's largest lending relationship, which consists of eight loans aggregating $10.8 million including five construction loans aggregating $9.3 million.  The relationship was classified as non-performing due to insufficient cash flow. This relationship, which consists primarily of construction loans related to residential real estate development projects, has been in a workout status for several quarters and has been classified "substandard" since June 2014.  As of December 31, 2015, the complete relationship was analyzed for impairment.  As of such date, the relationship was deemed to have sufficient collateral and as a result, no impairment charge was required. At December 31, 2015, the Company had ten loans aggregating $7.9 million that were classified as troubled debt restructurings ("TDRs"). As of December 31, 2015, all of the TDRs were performing in accordance with their restructured terms. Three of such loans aggregating $5.6 million as of December 31, 2015 were classified as non-performing until such time as an adequate sustained payment history under the restructured terms has been established to justify returning the loans to performing (accrual) status.  As of December 31, 2015, the Company had reviewed $18.1 million of loans for possible impairment of which $13.8 million was classified as substandard compared to $16.8 million reviewed for possible impairment and $12.4 million classified substandard as of September 30, 2015.

The allowance for loan losses totaled $2.9 million, or 0.9% of total loans and 19.9% of total non-performing loans at December 31, 2015 as compared to $2.9 million, or 0.9% of total loans and 21.3% of total non-performing loans at September 30, 2015.

With respect to the quarter ended December 31, 2015, non-interest income amounted to $274,000 as compared to $350,000 for the same quarter in fiscal 2015. The primary reason for the higher level of non-interest income in the first quarter of fiscal 2015 was the inclusion of a net gain of approximately $138,000 from the sale of a SBA loan.  The decline in non-interest income between the 2015 and 2014 periods was partially offset by a $58,000 gain recognized on the sale of an OREO property during the three months ended December 31, 2015.

For the three months ended December 31, 2015, non-interest expense decreased $30,000 to $2.9 million as compared to the same quarter in fiscal 2015. The primary reasons for the decrease in non-interest expense were decreases in salary and employee benefit expense, other real estate owned expense and other operating expense, partially offset by an increase in directors compensation expense related to the recognition of equity grant expense and office and occupancy expenses.

We recorded income tax expense for the three months ended December 31, 2015 of $221,000, compared to income tax expense of $217,000 for the three months ended December 31, 2014.  The Company recorded an effective tax rate of 34.9% for the three month period ended December 31, 2015, compared to an effective tax rate of 31.5% for the same period in 2014.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risk associated with the Company's business and operations. Other factors include changes in our loan portfolio, our ability to control operating costs and expenses, changes in competition, fiscal and monetary policies, and legislation and regulatory changes as well as those identified in the "Risk Factors" section of the Company's Annual Report on Form 10-K. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	(Unaudited)
	At December 31,	At September 30,
	2015	2015
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$522,777	$487,189
Cash and cash equivalents	5,751	11,272
Investment and mortgage-backed securities:
Held-to-maturity	55,789	66,384
Available-for-sale	118,275	77,483
Loans receivable, net	321,865	312,633
Deposits	370,606	365,074
FHLB advances	31,889	-
Non-performing loans	14,275	13,932
Non-performing assets	14,275	14,801
Stockholders' equity	115,930	117,001
Full-service offices (1)	7	7

	Three Months Ended
	December 31,
	2015	2014
	(Dollars in Thousands Except Per Share Amounts)

Selected Operating Data:
Total interest income	$4,056	$4,249
Total interest expense	800	901
Net interest income	3,256	3,339
Provision for loan losses	-	75
Net interest income after provision for loan losses	3,256	3,264
Total non-interest income	274	350
Total non-interest expense	2,896	2,926
Income before income taxes	634	688
Income tax expense	221	217
Net income	$413	$471
Basic earnings per share	$0.05	$0.05
Diluted earnings per share	$0.05	$0.05
Dividends paid per common share	$0.03	$0.03
Book value per share at period end	$13.81	$13.66

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.36%	3.33%
Average rate paid on interest-bearing liabilities	0.84%	0.92%
Average interest rate spread(3)	2.52%	2.41%
Net interest margin(3)	2.70%	2.62%
Average interest-earning assets to average interest-bearing liabilities	126.09%	130.00%
Net interest income after provision for loan losses to non-interest expense	112.43%	111.55%
Total non-interest expense to total average assets	2.31%	2.24%
Efficiency ratio(4)	82.04%	79.32%
Return on average assets	0.33%	0.36%
Return on average equity	1.41%	1.47%
Average equity to average total assets	23.46%	24.53%

	At or for the Three Months Ended December 31,
	2015	2014
Asset Quality Ratios(5)(6)
Non-performing loans as a percentage of loans receivable, net(5)	4.44%	1.72%
Non-performing assets as a percentage of total assets(5)	2.73%	1.15%
Allowance for loan losses as a percentage of total loans	0.90%	0.75%
Allowance for loan losses as a percentage of non-performing loans	20.42%	43.70%
Net charge-offs (recovery) to average loans receivable	(0.01)%	0.00%

Capital Ratios(5)(7)
Tier 1 leverage ratio
Company	22.98%	24.98%
Bank	19.18%	17.78%
Tier 1 common risk-based capital ratio
Company	46.57%	N/	A
Bank	38.78%	N/	A
Tier 1 risk-based capital ratio
Company	46.78%	54.19%
Bank	39.09%	38.62%
Total risk-based capital ratio
Company	48.00%	55.23%
Bank	40.31%	39.66%

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(1)   The Bank has announced that it is are closing the Chalfont Branch in late February 2016.

(2)   With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status. The TDRs at December 31, 2015 were all performing in accordance with their restructured terms. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)  The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company was deemed to be a small bank holding company.

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